EXHIBIT 5


November 13, 1997


Cal-Maine Foods, Inc.
Post Office Box 2960
Jackson, MS 39207

Re:   Cal-Maine Foods, Inc.
      Post-Effective Amendment No. 1 to Form S-1 on Form S-3

Gentlemen:

We are counsel to Cal-Maine Foods, Inc. (the "Company") and have represented the Company in connection with the Post-Effective Amendment No. 1 to Form S-1 on Form S-3 being filed with the Securities and Exchange Commission (together with all exhibits thereto, the "Amendment"). The Amendment relates to the registration by the Company of 220,000 shares of the Company's common stock, par value of $.01 per share, (the "Shares") to be issued upon the exercise of warrants issued by the Company to Paulson Investment Company, Inc., the Representative of several underwriters.

We have examined (1) the Certificate of Incorporation, and all amendments thereto of the Company, certified by the Secretary of State of the State of Delaware, (2) the By-laws of the Company, certified by the Secretary of the Company as being those currently in effect, (3) the Amendment, (4) the Warrant Agreement, and (5) such other corporate records, certificates, documents and other instruments as in our opinion are necessary or appropriate in connection with expressing the opinions set forth below.

Based upon the foregoing, it is our opinion that:

1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

2.    When the following events shall have occurred:

      (a)   the Amendment is filed and becomes effective,

      (b) the Warrants have been exercised and the Shares shall have been paid for and issued in accordance with the terms of the Warrant Agreement as provided in the Amendment,

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            the  Shares  thus  sold will be  legally  issued,  fully  paid and non-assessable.

This firm hereby consents to the reference to it in the Prospectus called for by Part I of the Amendment and the filing of this opinion as Exhibit 5 thereto.

Sincerely,

YOUNG, WILLIAMS, HENDERSON & FUSELIER, P.A.


/s/James H. Need, III

James H. Neeld, III